    As filed with the Securities and Exchange Commission on February 24, 2000
                                              Registration No. 333-94993
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          -----------------------------

                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          -----------------------------

                           INSCI-STATEMENTS.COM, CORP.
             (Exact name of Registrant as specified in its charter)

         DELAWARE                           7373                  06-1302773
     (State or other                  (Primary Standard       (I.R.S. Employer
Jurisdiction of incorporation    Industrial Classification   Identification No.)
     or organization)                    Code Number)

         Two Westborough Business Park, Westborough, Massachusetts 01581
                                 (508) 870-4000
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                         ------------------------------

                                Dr. E. Ted Prince
                Chairman of the Board and Chief Executive Officer
                           insci-statements.com, corp.
         Two Westborough Business Park, Westborough, Massachusetts 01581
                                 (508) 870-4000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------

                          Copies of Communications to:
                             Joseph A. Baratta, Esq.
                               Baratta & Goldstein
                   597 Fifth Avenue, New York, New York 10017
                                 (212) 750-9700

                         ------------------------------

      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

    The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
    Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (SEC), acting pursuant to said Section 8(a), may determine.

    Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the SEC. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                           INSCI-STATEMENTS.COM, CORP.
                                1,283,612 SHARES

                                  COMMON STOCK

      The prospectus relates to the offering for resale of up to 1,283,612 shares of common stock of insci-statements.com, corp., a Delaware corporation. On December 17, 1999, insci-statements.com, issued 802,676 shares of common stock and a warrant to purchase 280,936 shares of its common stock to The Tail Wind Fund Ltd., a Bahamian corporation, in a transaction exempt from the registration requirements of the Securities Act of 1933. insci-statements.com has agreed to register the shares by an agreement dated December 17, 1999 between insci-statements.com and Tail Wind. Also included in this prospectus are a total of 200,000 shares of insci-statements.com common stock underlying two warrants issued to Auerbach, Pollak & Richardson, Inc. on April 22, 1999 as payment for general investment banking and financial advisor services.

      The selling stockholders may offer and sell the shares from time to time according to this prospectus. The term "selling stockholders" refers to Tail Wind and Auerbach, Pollak & Richardson, together with any other person who becomes a party to or agrees to be bound by the agreements with insci-statements.com. The shares may be offered and sold by the selling stockholders from time to time directly to purchasers or through underwriters, broker/dealers or agents at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. See "Plan of Distribution" and "Selling Stockholders." If required, the names of any underwriters, broker/dealers or agents, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or paid to broker/dealers will be set forth in an accompanying supplement to this prospectus.

      If the Tail Wind warrant to purchase 280,936 shares of common stock is exercised, we will receive $4.30 for each warrant share exercised. The two warrants issued to Auerbach, Pollak & Richardson each may be exercised for 100,000 shares of common stock. If the Auerbach, Pollak & Richardson warrants are exercised, we will receive $3.00 for each of the first 100,000 shares and $4.00 for each of the second 100,000 shares respectively.

      The selling stockholders will receive all of the net proceeds from the sale of the offered shares and will pay all underwriting discounts and selling commissions, if any, applicable to any sale. We are responsible for payment of all other expenses related to the offer and sale of the shares. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act. In addition, any profits on the sale of offered shares by any selling stockholder and any discounts, commissions, concessions or other compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

      Prospective investors should carefully consider the matters discussed under the caption "Risk Factors" beginning on Page 3.

      insci-statements.com, corp.'s common stock is listed on the Nasdaq SmallCap Market under the symbol "INSI" and on The Boston Stock Exchange under the symbol "INSCI".

      Neither the SEC nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is February 24, 2000.

                                TABLE OF CONTENTS


                                                                          Page

PROSPECTUS SUMMARY ........................................................    1

FORWARD-LOOKING STATEMENTS ................................................    2

RISK FACTORS ..............................................................    3

USE OF PROCEEDS ...........................................................    6

DIVIDEND POLICY ...........................................................    6

DESCRIPTION OF CAPITAL STOCK ..............................................    6

SELLING STOCKHOLDERS ......................................................    8

PLAN OF DISTRIBUTION ......................................................    8

WHERE YOU CAN FIND MORE INFORMATION .......................................   10

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ...........................   10

LEGAL MATTERS .............................................................   11

EXPERTS ...................................................................   11

    -------------------------------------------------------------------------

      This prospectus includes or incorporates by reference various trademarks and service marks owned or licensed by insci-statements.com, corp.

                               PROSPECTUS SUMMARY

      We develop enterprise-level software for Internet access and viewing as well as the digital storage and distribution of production print documents. We participate in the electronic bill presentment and payment market, and are moving to an Internet-based portal model of doing business in the area of e-commerce and integration of electronic printing over the Internet. We currently market a family of integrated document management software products designed to meet the needs of organizations that rely on a large quantity of computer-generated documents. We provide our customers with the ability to electronically capture and store computer output and source documents. We also enable access and delivery of these documents electronically or via reprints in a way that lowers cost and improves quality, and service. We market our products in more than 40 countries through direct sales and reseller channels.

We have recently focused our attention in four areas:

o expansion of the functionality and performance of our existing Unix computer operating system based products;

o development of our core technology products to operate on the Windows NT computer operating platform;

o   expansion of sales through relesser channels; and

o   expansion of our services infrastructure.

In the past two years, we have added six new software products

o   WebCOINS, an Internet product;

o   COINSflow, a workflow product;

o   Advanced COINSCAN, an imaging product;

o   Advanced COINSERV, a document archive and retrieval product;

o   COINS Demander, a database interface; and

o   Setup Expert, an application set-up interface.

      We also released COINSERV for Windows NT, an electronic digital document repository with Internet access and integrated imaging and workflow. This software product can archive and retrieve high volumes of documents operating on the Windows NT platform. The market for our products is businesses that use the electronic availability of customer-facing documents, source documents and reports.

      Customer-facing documents vary from industry to industry but generally include invoices, statements, purchase orders, bills, policies, and transaction confirmation documents that are produced in high volume on high-speed printers. They require electronic indexing and storage to allow retrieval and viewing for customer support functions and to satisfy regulatory archiving requirements.

      Source documents include new account applications, signature cards, purchase orders, signed bills of lading, insurance claim forms, and other paper-based documents which, through the use of our products can be electronically captured, indexed, stored, routed and displayed. Putting these document types in electronic form improves efficiency, reduces cost and allows an organization to more effectively serve its internal and external customers.

      Electronic commerce is rapidly becoming a market requirement. New capabilities such as electronic bill presentment, customer access to statements and bills and integrated invoicing and marketing extend the value of conventional printing and distribution of customer-facing documents. Our products make document-enabled electronic commerce possible.

      We offer numerous services including software installation, training, software maintenance, support and systems integration. Our advanced systems integration services division works with our customers to integrate these various technologies into existing technical environments.

      Our current business strategy is to develop and provide document management solutions that allows customers to improve their business operation and competitive position.

                                  THE OFFERING

      The following is a brief summary of the terms of this offering.

Common Stock Offered ...........   1,283,612 shares of common stock $.01 par
                                   value per share

Use of Proceeds ................   insci-statements.com, corp. will not receive
                                   any proceeds from the sale of the offered shares by the selling stockholders.

Registration Agreement .........   insci-statements.com, has agreed to use its
                                   best efforts to keep effective a registration statement of which this prospectus forms a part covering resales of the offered shares for a period beginning on the date on which this registration statement becomes effective and ending on December 17, 2004, or an earlier date on which all of the offered shares have been sold or cease to be registerable.

      The 1,283,612 shares of common stock listed above assumes the exercise of 280,936 warrant shares issued to Tail Wind on December 17, 1999 and the exercise of 200,000 warrant shares issued to Auerbach, Pollak & Richardson on April 22, 1999.

                           FORWARD-LOOKING STATEMENTS

      This prospectus includes forward-looking statements. Words such as "anticipates", "plans", "estimates", "expects", "believes", and similar expressions as used in this prospectus in connection with insci-statements.com or our management, are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. However, our actual results, performance, or achievements may materially differ from those expressed in the forward-looking statements. Please see "Risk Factors" for a more detailed description of those conditions and events that could cause our results to differ.

      We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                  RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should consider carefully, the following risks, and consult with your own legal, tax and financial advisors.

WE HAVE A HISTORY OF LOSSES AND OUR ABILITY TO BE PROFITABLE DEPENDS ON A NUMBER OF FACTORS WHICH WE MAY BE UNABLE TO CONTROL.

      We have had losses since our business began in 1989 and there can be no guarantee we will ever be profitable. For the fiscal year ended March 31, 1999, we had a net loss of approximately $451,000 or $0.16 per share. For the fiscal years ended March 31, 1998 and 1997, we had net losses of approximately $2,543,000 or $0.73 per share and approximately $936,000 or $0.62 per share, respectively. Our revenues fluctuate because of a variety of factors including:

o the amount of revenue generated from our alliances with other companies selling our products;

o   the length of the sales cycle for our products;

o   demand for our products; and

o   the introduction of new products and product enhancements.

BECAUSE WE HAVE EXPERIENCED LOSSES WE MAY NEED ADDITIONAL WORKING CAPITAL FOR OUR BUSINESS.

      We believe that we will need additional financing to operate our business and for future product development. We have established a bank line for working capital and equipment financing totaling $1,500,000 with Silicon Valley Bank. The credit line contains restrictions that we must satisfy to use the bank line. We also have provided a general pledge of all our assets to guarantee payment to Silicon Valley Bank.

WE ARE USING A NEW INTERNET BUSINESS STRATEGY THAT CARRIES A HIGH DEGREE OF
RISK.

      We recently changed our company name to reflect our new web-based business model. We are pursuing a new business model that focuses on the electronic commerce market and includes the establishment of a web portal to provide electronic storage and management of commercial documents. We believe that our new strategy will allow us to take advantage of the growing market for digital documents and commercial transactions on the Internet. However, we are not certain that our new business strategy will be successful.

OUR RECENT ACQUISITION OF INTERNET BROADCASTING COMPANY, INC. WHICH HAS ONGOING LOSSES WILL RESULT IN CASH LOSSES TO US.

      We purchased all of the stock of Internet Broadcasting a development stage company, on December 10, 1999, in exchange for 1,000,000 shares of our common stock. Internet Broadcasting has not made any profit and continues to lose approximately $100,000 a month. We cannot be sure that the technology used by Internet Broadcasting will be successful in achieving future profits. Additionally, as part of our acquisition of Internet Broadcasting, we agreed to file a registration statement for the 1,000,000 shares of our common stock before June 10, 2000.

WE HAVE GIVEN CERTAIN RIGHTS TO THE TAIL WIND FUND LTD. WHICH MAY RESTRICT FUTURE EQUITY FINANCING.

      We believe that we will be required to raise additional financing for the Internet Broadcasting business as it continues to lose money. Through September 17, 2002 Tail Wind, a selling stockholder has a right of first refusal on any equity financing we undertake. Additionally, if we sell shares of our common stock for less than $2.99 per share or $4.30 for each warrant share, then Tail Wind will receive additional shares of common stock and warrants or cash for the difference in what Tail Wind paid for its shares and warrants.

WE HAVE A PREFERRED STOCK DIVIDEND OBLIGATION THAT HAS A NEGATIVE EFFECT ON ANY PROFITS.

      We have previously issued 8% convertible redeemable preferred stock which can be converted into shares of our common stock. We are obligated until October 1, 2001, or the conversion of all the 8% preferred shares, whichever happens first, to pay dividends of 11% a year in our preferred stock or in cash. We can choose the form of dividend payment. The requirement to pay dividends will reduce any profits we earn.

THE CONVERSION OF PREFERRED SHARES AND EXERCISE OF OPTIONS AND WARRANTS MAY LOWER THE TRADING PRICE OF OUR COMMON STOCK.

      Our continued payment of dividends of preferred stock, which is convertible to our common stock, and outstanding options and warrants may have an adverse effect on the market price of our common stock in the open market. The options and warrants may prevent us from obtaining additional financing on favorable terms.

THE POTENTIAL ISSUANCE OF ADDITIONAL SHARES OF PREFERRED STOCK MAY NEGATIVELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND SHAREHOLDERS RIGHTS.

      Our certificate of incorporation empowers the board of directors with the right to determine the designations, rights, preferences and privileges of the holders of one or more series of preferred stock. Accordingly, the board of directors can issue, without stockholder approval, preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of common stock holders. Although we currently do not intend to issue any additional shares of preferred stock or create any additional series of preferred stock, we may do so in the future. Furthermore, if we issue preferred stock in a manner that dilutes the voting rights of the holders of common stock, our listing on the Nasdaq SmallCap Market may be impaired.

DIVIDENDS ON OUR COMMON STOCK ARE NOT LIKELY.

      We do not anticipate paying any cash dividends on our common stock. We intend to keep future earnings, if any, to finance the operation and expansion of our business.

RAPID TECHNOLOGY CHANGES IN OUR INDUSTRY MAY ADVERSELY AFFECT OUR BUSINESS.

      Our business is subject to technological advances and possible product obsolescence. The market for our products is characterized by rapidly changing technology, intense competition, technological complexity and evolving industry standards. We must insure that our products are compatible with those products offered by third-party vendors, including server platforms for our software and optical disk storage devices. We have no contracts with third-party vendors; therefore, there is no assurance that we will be able to make our software products compatible with new products that are introduced by others. Our ability to provide products and technology at a competitive price will be subject to potential technological alternative solutions that may be provided by competitors. In addition, there can be no assurances that products or technologies developed by others will not render our products or technologies noncompetitive or obsolete.

WE DEPEND ON PROPRIETARY TECHNOLOGY WHICH IS NOT PROTECTED BY PATENTS.

      Our business depends on proprietary software technology for which we have no patent protection. Although we require our employees and others to whom we disclose proprietary information to sign non-disclosure agreements, the protection may not be sufficient. Our business will be adversely affected if anyone improperly uses or discloses our proprietary software or other proprietary information.

WE DEPEND ON KEY SUPPLIERS FOR COMPUTER EQUIPMENT USED FOR OUR PRODUCTS.

      Optical disk storage devices that are necessary for the use of our software systems are currently available from a number of third-party vendors. We do not intend to manufacture optical disk drive systems or optical disks. An extended interruption of the supply of optical disk drive systems or optical disks or extended performance problems could adversely affect us. We also rely on third-party vendors to provide certain industry-standard communication protocols. We currently do not have any fixed commitments from suppliers to provide this equipment.

OUR BUSINESS GREATLY DEPENDS ON OUTSIDE SALES LEADS.

      We depend upon introductions to potential customers by companies with which we maintain strategic alliances for a significant percentage of our sales. Although we have written agreements with UNISYS, Xerox Corporation, Storage Technology Corporation, Moore Corporation, OCE and our principal value added resellers, the agreements do not require customer introductions or provide for minimum required purchases of our products. If any of the companies with which we maintain strategic alliances decides not to refer potential customers to us, our sales may be reduced and operating losses increased. In addition, there is no assurance that we will be able to maintain our strategic alliances on current terms.

WE MAY EXPERIENCE YEAR 2000 COMPLIANCE RELATED PROBLEMS AND AS A RESULT, MAY FACE AND BE LIABLE FOR DATA CORRUPTION, COMPUTER FAILURE AND DISRUPTION OF OPERATIONS.

      Many computer systems may have problems handling dates beyond the year 1999. Potential problems may be embedded and may not be experienced until well beyond January 1, 2000 requiring some computer hardware and software to be modified to remain functional. We have assessed both internal readiness of our computer systems and the compliance of our computer software sold to customers for its ability to process the year 2000 date and we believe that we are prepared to process year 2000 requirements. The majority of the costs associated with implementing the Year 2000 compliance has been recognized and is not material in terms of our financial operating results. We believe there is little risk associated with year 2000 issues relating to our internal operations or computer software sold. There can be no assurance, however, that there will not be a delay in, or increased costs associated with the implementation of such changes. Our inability to implement changes could adversely effect our future operations.

WE FACE THE POSSIBILITY OF DELISTING FROM THE NASDAQ SYSTEM.

      Our common stock is presently listed on The Nasdaq SmallCap Market, which requires us to maintain net tangible assets (i.e. total assets less liabilities and goodwill) of $2 million, or a market capitalization of $35 million or net income of $500,000 for two of the last three years to maintain our listing. We also must meet certain corporate governance requirements. Additionally, our stock must maintain an average bid price of more than $1.00. If the average bid price is less than $1.00 for 30 consecutive trading days, we may not satisfy the Nasdaq SmallCap listing requirements, and our stock may be delisted from the Nasdaq SmallCap Market. If this occurs, any trading in our common stock would then be conducted on the Nasdaq Bulletin Board. If the common stock is delisted by Nasdaq, its liquidity could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in coverage by security analysts' and the news media.

      If our common stock were delisted from the Nasdaq SmallCap Market, it may be subject to additional sales practice requirements on broker-dealers which sell our securities to persons other than established customers and institutional accredited investors. If the broker-dealer is subject to these restrictions, he must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction before the sale. Consequently, the rule may affect the price of our common stock and your ability to sell our common stock.

      The SEC's regulations define a "penny stock" to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The penny stock restrictions will not apply to our common stock as long as it is listed on The Nasdaq SmallCap Market.

THE BOARD OF DIRECTORS OWNS A LARGE PERCENTAGE OF OUR COMMON STOCK AND CAN INFLUENCE MATTERS REQUIRING THE VOTE OF SHAREHOLDERS.

      On December 31, 1999, our directors and officers beneficially owned, as defined by the SEC, approximately 3,659,555 shares of common stock, representing 32% of the outstanding shares of common stock. Based on their ownership, our directors and officers have the ability to influence matters requiring a stockholder vote, including the election of the directors, the amendment of charter documents, the merger or dissolution of our company and the sale of all or substantially all of our assets. Their voting power also may discourage or prevent any proposed takeover.

BECAUSE OF CERTAIN PROVISIONS IN OUR BY-LAWS, CHANGE IN CONTROL MAY BE
DIFFICULT.

      Our bylaws and the Delaware General Corporation Law contain provisions that may make a change in control more difficult or delay attempts by others to obtain control of us, even when this may be in the interests of stockholders. The Delaware General Corporation Law also imposes conditions on certain business combinations with "interested stockholders", as defined by Delaware law. Under certain agreements with key personnel, we also have provided stock options in the event of a change of control and a termination of those employment agreements without cause. Additionally, we have provided that if a change of control occurs, certain directors will receive immediate vesting of stock options granted under our 1992 Directors Option Plan.

BECAUSE OF THE HIGH COST, WE LACK PRODUCT LIABILITY INSURANCE.

      We develop, market, install and service electronic information and document management systems. Failure of our products may result in a claim against us. Because of the high cost of product liability insurance, we do not maintain insurance to protect against claims associated with the use of our products. Any claim against us may result in costs to us in defending litigation. Further, any claim may require management's time and the use of our resources.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the offered shares by selling stockholders.

                                 DIVIDEND POLICY

      We have never declared or paid any cash dividends on our common stock and we do not expect to pay cash dividends in the foreseeable future. We are restricted in paying cash dividends by the terms of our line of credit with Silicon Valley Bank, see "Risk Factors". Under certain circumstances, we are required to pay cash dividends on our preferred stock. Please see "Description of Capital Stock" for further discussion concerning dividend payments on our preferred stock. We have paid cumulative stock dividends through December 31, 1999 on our 8% convertible redeemable preferred stock as follows:

                                                        Stock Dividend Paid
                                                        -------------------
8% Convertible Redeemable Preferred Stock                    1,273,000

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

      We are authorized to issue 40,000,000 shares of common stock, $.01 par value. As of December 31, 1999, there were 11,785,884 shares outstanding.

      The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive dividends, if any, as may be declared by the board of directors from funds legally available. Dividends on common stock are subject to any dividend preferences of our preferred stock. Holders of common stock are not entitled to cumulative voting rights. Holders of a majority of our common stock are eligible to vote in any election of directors. Our common stock has no pre-emptive or other subscriptive rights, and there are no conversion rights or redemption or sinking fund provisions. All shares of common stock must be fully paid and non-assessable. No cash dividends have been paid to holders of our common stock since the start of our business and no dividends are anticipated to be declared or paid in the foreseeable future. See "Dividend Policy".

PREFERRED STOCK

GENERAL

      We are also authorized to issue up to 10,000,000 share of preferred stock having a par value of $.01 per share. As of December 31, 1999 1,211,668 shares of our 8% convertible redeemable preferred stock is outstanding.

      Our board of directors is authorized subject to limitations prescribed by law and the provisions of the certificate of incorporation to provide for the issuance of shares of preferred stock in series. Additionally, our board can file a certificate pursuant to the law of the State of Delaware, to establish the number of shares to be included in a series and affix the designation, powers, preferences and rights of the shares of a series and the qualifications, limitations or restrictions of preferred shares.

      The authority of our board of directors with respect to each series of preferred stock shall include, but not be limited to, the right to determine:

o   the number of shares in a series;

o   the dividend rate and, whether dividends shall be cumulative;

o whether the preferred shares in a series will have voting rights, in addition to the voting rights provided by law, and if so, the terms of the voting rights;

o   whether the preferred shares will have conversion privileges;

o   whether the preferred shares will be redeemable;

o whether the preferred shares will have a sinking fund for the redemption or purchase of the shares of that series;

o the rights of the preferred shares in the event of a liquidation, dissolution or winding up of our business; and

o   any other relative rights, preferences and limitations.

      Dividends on preferred stock have a priority in payment before payment of common stock dividends.

      If upon any voluntary or involuntary liquidation, dissolution or winding up of our company, preferred shareholders shall have priority in payment of assets of our company.

8% CONVERTIBLE REDEEMABLE PREFERRED STOCK

      As of December 31, 1999, we have 1,211,668 shares outstanding of our 8% convertible redeemable preferred stock.

      Each share of 8% preferred stock converts into one share of common stock at the option of the holder.

      Except as expressly provided by the General Corporation Business Law of the State of Delaware, and our amended Certificate of Incorporation, the 8% preferred stock shall have no voting rights or pre-emptive rights.

                              SELLING STOCKHOLDERS

      The following table sets forth certain information regarding the sale by the selling stockholders of 1,283,612 shares of common stock in this offering.

      None of the selling stockholders has held a position or office or had a material relationship with insci-statements.com or any of our affiliates within the past three years other than a result of the ownership of our common stock and warrants. The address of The Tail Wind Fund Ltd. is Windermere House, 404 East Bay Street, P.O. Box SS-5539, Nassau, Bahamas. The address of Auerbach, Pollak & Richardson, Inc. is 450 Park Avenue, New York, NY 10022.


                               Shares                             Shares
                            Beneficially           Number of   Beneficially
                            Owned Prior             Shares     Owned After
Selling Stockholders        to Offering    %(1)     Offered      Offering     %
--------------------------------------------------------------------------------
The Tail Wind Fund Ltd.(2)   1,083,612    9.36%     1,083,612       0          *
Auerbach, Pollak &
Richardson, Inc.(3)            200,000    1.69%       200,000       0          *

----------------

*   Represents less than 1% of the outstanding shares of common stock.

(1) Applicable percentages of ownership are based on approximately 11,785,884 shares of common stock outstanding on December 31,1999 adjusted as required by the rules promulgated by the SEC. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the percentage ownership of the person, but is not deemed to be outstanding for purposes of calculating the percentage of any other person.

(2) Represents 802,676 shares of common stock and 280,936 shares of common stock issuable upon exercise of a warrant which expires December 17, 2004. The warrant has an exercise price of $4.30 for each warrant share. The common stock and warrant were issued to Tail Wind in a transaction exempt from the registration requirements of the Securities Act of 1933.

(3) Represents 200,000 shares of common stock issuable upon exercise of warrants issued to Auerbach, Pollak & Richardson. The first warrant which is exercisable for 100,000 warrant shares has an exercise price of $3.00 per share and expires October 22, 2003. The second warrant which is exercisable for 100,000 warrant shares has an exercise price of $4.00 per share and can be exercised from April 22, 2000 and expires April 22, 2004.

      The selling stockholders are offering and selling a total of 1,283,612 shares on insci-statements.com common stock under this prospectus.

o An indeterminate number of additional shares as may from time to time become issuable to the selling stockholders in accordance with the terms of agreements which are annexed as exhibits to the registration statement to which this prospectus is made apart thereof; and

o An indeterminate number of additional shares as may from time to time become issuable to selling stockholders resulting from stock splits, stock dividends or similar transactions with respect to the registerable common stock

      The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the offered shares. The cover page of this prospectus sets forth the name and number of shares of common stock to be offered.

                              PLAN OF DISTRIBUTION

      insci-statements.com, corp. will not receive any of the proceeds of the sale of the offered shares. The offered shares may be offered and sold by the selling stockholders from time to time to purchasers directly. Alternatively, the selling stockholders may from time to time offer and sell the offered shares to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the offered shares for whom they may act as agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the offered shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profits on the sale of offered shares by any selling stockholders and any discounts, commissions, concessions or other compensation received by any of these underwriters, broker/dealers or agents may be deemed to be underwriting discounts or commissions under the Securities Act. To the extent the selling stockholders may be deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

      The offered shares may be offered and sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the offered shares may be effected in transactions, which may involve crosses or block transactions:

      o on any national securities exchange or quotation service on which the offered shares may be listed or quoted at the time of sale,

      o  in the over-the-counter market,

      o in transactions otherwise than on these exchanges or services or in the over-the-counter market, or

      o pursuant to Rule 144, assuming the availability of an exemption from registration.

      At the time a particular offering of the offered shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of offered shares being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers. This prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the offered shares. In addition, the offered shares covered by this prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this prospectus.

      To the best knowledge of insci-statement.com, corp., there are currently no plans, arrangements or understandings between any selling stockholders and any broker/dealer, agent or underwriter regarding the sale of the offered shares by the selling stockholders. There is no assurance that any selling stockholder will sell any or all of the offered shares or that any selling stockholder will not transfer the offered shares by other means not described in this prospectus.

      To comply with the securities laws of certain jurisdictions, if applicable, the offered shares will be offered or sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the offered shares may not be offered or sold unless they have been registered or qualified for sale in these jurisdictions or any exemption from registration or qualification is available and is complied with.

      The selling stockholders and any other person participating in this distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitations, Regulation M of the Exchange Act which may limit the timing of purchases and sales of any of the offered shares by the selling stockholders or any other person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the offered shares to engage in market-making activities with respect to the particular offered shares being distributed for a period of up to five business days prior to the commencement of that distribution. All of the foregoing may affect the marketability of the offered shares and the ability of any person or entity to engage in market-making activities with respect to the offered shares.

      Pursuant to the registration rights agreement entered into in connection with the registration of the shares by insci-statements.com, corp., and the selling stockholder, each will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

      The selling stockholders will not pay any expenses incidental to the registration, offering and sale of the offered and sale of the offered shares to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

    Pursuant to the registration agreement, the selling stockholders will not pay any expenses of the registration of the offered shares, including all registration and filing fees, including, without limitation:

      o with respect to filings required to be made with the National Association of Securities Dealers, Inc. and

      o  of compliance with federal and state securities or blue sky laws.

                       WHERE YOU CAN FIND MORE INFORMATION

      insci-statements.com, corp. is subject to the informational requirements of the Securities Exchange Act of 1934 and files annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statement or other information on file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents for a fee by writing to the SEC. In addition, you can inspect reports, proxy statements and other information concerning insci-statements.com at the offices of Nasdaq 1735 "K" Street, N.W., Washington, D.C. 20006-1500.

      insci-statements.com has filed with the SEC a registration statement on Form S-3. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. References made in this prospectus to any of our contracts or other documents are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may review a copy of the registration statement and the exhibits at the SEC's public reference room in Washington, D.C. at the above location and at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. insci-statements.com's SEC filings and the registration statement can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of securities under this prospectus is terminated.

      The following documents are incorporated by reference into this prospectus:

      (1) Our Annual Report on Form 10-KSB for the fiscal year ended March 31, 1999.

      (2) Our Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1999.

      (3) Our Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1999.

      (4) Our Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1999

      (5) Our Current Report on Form 8-K filed with the SEC on December 6, 1999.

      (6) Our Current Report on Form 8-K filed with the SEC on December 27,
1999.

      (7) Our Current Report on Form 8-K filed with the SEC on January 4, 2000.

      (8) Our Current Report on Form 8-K filed with the SEC on January 4, 2000.

      (9) Our Current Report on Form 8-K/A (No.1) filed with the SEC on January 12, 2000.

      (10) Our Proxy Statements in connection with our 1999 Annual Meeting of Shareowners held on November 9, 1999.

      (11) The description of the common stock set forth in our registration statement on Form S-1, which became effective on October 6, 1997.

      (12) All other reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act since February 24, 2000 and prior to the termination of this offering of the shares offered by this prospectus.

      Information incorporated by reference is considered to be part of this prospectus. Any statement contained in a document incorporated by reference in this prospectus will be modified or superseded by any statement in this prospectus. In addition, any subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes the statements made in this prospectus. Any statement modified or superseded will not be deemed, a part of this prospectus.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                                insci-statements. com, corp.
                                Two Westborough Business Park
                                Westborough, Massachusetts 01581
                                Attention: Roger Kuhn, Chief Financial Officer Telephone number: (508) 870-4000

                                  LEGAL MATTERS

    The validity of the securities being offered hereby is being passed upon by Baratta & Goldstein, 597 Fifth Avenue, New York, New York 10017.


                                     EXPERTS

    The supplemental financial statements of insci-statements.com, corp. as of March 31, 1999 and for each of the two years ended March 31, 1999 which are included in insci-statements.com, corp. 8-K/A filed on January 12, 2000 which is incorporated by reference herein, except as to the supplemental financial statements as they relate to The Internet Broadcasting Company, Inc. as of June 30, 1999 and 1998 and for each of the two years ended June 30, 1999, have been audited by Pannell Kerr Forster, PC, independent accountants, whose reports have been incorporated by reference herein upon the authority of said firms as experts in auditing and accounting.

    The financial statements of insci-statements.com, corp. as of March 31, 1999 and 1998, and for each of the two years ended March 31, 1999 which are included in the insci-statements.com, corp. Annual Report on Form 10-K SB for the year ended March 31, 1999, which is incorporated by reference herein, have been audited by Pannell Kerr Forster PC, independent accountants, whose report thereon has been incorporated by reference herein upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of The Internet Broadcasting Company, Inc. as of June 30, 1999 and 1998 and for each of the two years ended June 30, 1999 which are included in insci-statements.com, corp's 8-K/A filed on January 12, 2000, which is incorporated by reference herein, have been audited by Goldstein Lewin and Co. independent accountants, whose report has been incorporated by reference herein upon the authority of said firm as experts in auditing and accounting.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.          Other Expenses of Issuance and Distribution

      An itemized statement of the estimated amount of the expenses, other than underwriting discounts and commissions, incurred and to be incurred in connection with the distribution of the shares registered pursuant to this registration statement follows. Except for the Securities and Exchange Commission registration fee, all amounts are estimates.

      Securities and Exchange Commission registration fee ...   $ 2,319.33
      Printing and engraving expenses .......................   $ 1,000
      Accounting fees and expenses ..........................   $25,000
      Legal fees and expenses ...............................   $15,000
      Miscellaneous .........................................   $12,500

            Total ...........................................   $55,819.33

Item 15.    Indemnification of Directors and Officers

      Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Restated Certificate of Incorporation, as amended, contains provisions permitted by Section 102 (b)(7) of the DGCL.

      Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

      The Registrant's Restated Certificate of Incorporation, as amended, provides indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL.

      Pursuant to the registration rights agreement entered into with the Registrant, the selling stockholders have agreed to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act.

      The Registrant maintains liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

Item 16.    Exhibits

(a)   List of Exhibits.

*4.01  --    Purchase Agreement dated as of December 17, 1999 between
             insci-statements.com, corp. and The Tail Wind Fund, Ltd.

*4.02  --    Registration Rights Agreement dated as of December 17, 1999 between
             insci-statements.com, corp. and The Tail Wind Fund, Ltd.

*4.03  --    Warrant Agreement dated as of December 17, 1999 between
             insci-statements.com, corp. and The Tail Wind Fund, Ltd.

*4.04 Advisor Warrant Agreement, Warrant Certificate and Registration Rights Agreement between Auerbach, Pollak & Richardson, Inc. and INSCI Corp. now known as insci-statements.com, corp.

*5.01 --     Opinion of Baratta & Goldstein.

+23.01 --    Consent of Pannell Kerr Forster PC.

+23.02 --    Consent of Goldstein, Lewin & Co.

 23.03 --    Consent of Baratta & Goldstein (included in Exhibit 5.01)

*24.01 --    Powers of Attorney of certain officers and directors of
             insci-statements.com, corp. (included on the signature pages hereof).

+ filed herewith
* previously filed

Item 17.    Undertakings

      The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of shares offered (if the total dollar value of shares offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that if the information required to be included in a post-effective amendment by paragraphs (1)(i) and (ii) above is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, paragraphs (1)(i) and (ii) shall not apply.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the shares offered therein, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the shares being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to shares offered therein, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of insci-statements.com, corp. pursuant to the foregoing provisions, or otherwise, insci-statements.com, corp. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by insci-statement.com, corp. of expenses incurred or paid by a director, officer or controlling person of insci-statements.com, corp. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares being registered, insci-statements.com, corp. will, unless in opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, insci-statements.com, corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westborough, Commonwealth of Massachusetts, on this 24th day of February, 2000.

                                        insci-statements.com, corp.
                                 By:    /s/ E. Ted. Prince
                                        -----------------------
                                 Name:      E. Ted. Prince
                                 Title:     Chief Executive Officer and Chairman
                                            of the Board

                                POWER OF ATTORNEY

      The registrant and each person whose signature appears below constitutes and appoints E. Ted Prince, Roger Kuhn and any agent for service named in this Registration Statement and each of them, his, true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

      Signature                     Title                       Date
      ---------                     -----                       ----
/s/ E. Ted. Prince
----------------------        Chief Executive Officer           January 19, 2000
    E. Ted Prince             (Principal Executive
                              Officer); Chairman of the
                              Board.

/s/ Roger Kuhn
----------------------        Vice President and Chief          January 19, 2000
    Roger Kuhn                Financial Officer (Principal
                              Financial Officer and
                              Principal Accounting Officer)

/s/ Thomas Farkas
----------------------        Director                          January 19, 2000
    Thomas Farkas

/s/ Robert Little
----------------------        Director                          January 19, 2000
    Robert Little

/s/ John A. Lopiano
----------------------        Director                          January 19, 2000
    John A. Lopiano

/s/ Francis X. Murphy
----------------------        Director                          January 19, 2000
    Francis X. Murphy

/s/ Leonard Simon
----------------------        Director                          January 19, 2000
    Leonard Simon